 EXHIBIT 10.46

EXECUTIVE OFFICER EMPLOYMENT AGREEMENT CHANGES

On April 27, 2005, the Compensation Committee (the "Compensation Committee") of the Board of Directors of Mentor Corporation (the "Company"), after considering a competitive market review of total compensation for its executive officers and obtaining guidance from an independent compensation specialist, approved new annual base salaries and target bonus percentages for its executive officers; granted stock options to executive officers; and approved revisions to the Company's standard executive employment agreement, as follows:

Base Salary and Target Bonus Percentages of Executive Officers:  The following table sets forth the approved Fiscal Year 2006 annual base salary levels and target bonus percentages for the Company's executive officers:

Name and Position	Base Salary	Target Bonus Percentage

Joshua H. Levine President and Chief Executive Officer	$500,000	100%
Loren L. McFarland Chief Financial Officer	300,000	75%
Kathleen M. Beauchamp Vice President, Sales and Marketing	300,000	75%
David J. Adornetto Vice President, Operations	275,000	75%
A. Christopher Fawzy General Counsel	240,000	60%
Cathy Ullery Vice President, Human Resources	206,000	60%
Clarke Scherff Vice President, Regulatory Compliance/ Quality Assurance	189,000	60%

Stock Option Grants:  The following table sets forth the stock option grants approved by the Committee for the Company's executive officers:

Name and Position	Options Granted
Joshua H. Levine President and Chief Executive Officer	150,000
Loren L. McFarland Chief Financial Officer	20,000
Kathleen M. Beauchamp Vice President, Sales and Marketing	50,000
David J. Adornetto Vice President, Operations	40,000
A. Christopher Fawzy General Counsel	25,000
Cathy Ullery Vice President, Human Resources	15,000
Clarke Scherff Vice President, Regulatory Compliance/ Quality Assurance	15,000

Options to purchase common stock of the Company were granted pursuant to the Company's Amended 2000 Long-Term Incentive Plan (the "Plan") at a purchase price of $37.70, the closing selling price per share of the Company's common stock on the New York Stock Exchange on the date of grant.  In accordance with the Plan, each option has a maximum term of ten years and will become exercisable for the option shares in four equal and successive annual installments over the optionee's period of service with the Company, beginning one year after the grant date.

With respect to the aforementioned grants, the Company's form option agreement under the Plan was amended such that accelerated vesting of options would not automatically occur upon a Change of Control (as such term is defined in the Plan), but only upon and in the event of a second triggering event: termination of the employee by the Company or resignation by the employee for good reason within 12 months following any such Change of Control.

Revised Executive Employment Agreements:  The following description sets forth the material revisions to the standard executive employment agreements ("Agreements") approved by the Committee:

  With respect to the provisions related to termination without cause or resignation for good reason, the approved modifications to the Agreements will provide for:
    payment of full COBRA premiums for twenty-four (24) months following a termination;
    severance compensation to be calculated as a flat 36 months' severance, determined at the executive officer's then current rate of base pay; and
    a pro-rated amount, based on timing of the executive officer's termination or resignation relative to the end of the then current fiscal year, of the target bonus percentage applicable to such executive officer.
  With respect to the provisions related to termination due to Change of Control, the approved modifications to the Agreements will provide for:
    payment of full COBRA premiums for twenty-four (24) months following a termination;
    severance compensation to be calculated as a flat 36 months' severance, determined at the executive officer's then current rate of base pay; and
    one hundred percent (100%) of the target bonus percentage applicable to the executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mentor Corporation

By:	/s/ Joshua H. Levine
Joshua H. Levine Chief Executive Officer

Date:  April 27, 2005

By:	/s/ Loren L. McFarland
Loren L. McFarland Chief Financial Officer

Date:  April 27, 2005